UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

ORTHOFIX INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orthofix International N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Meeting Date:

June 20, 2013

at 11:00 a.m. (local time)

Meeting Place:

Orthofix International N.V.

7 Abraham de Veerstraat

Curaçao

Dear Shareholders:

We will hold the 2013 Annual General Meeting of Shareholders (the “Annual General Meeting”) on June 20, 2013, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

This booklet includes the notice of Annual General Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

James F. Gero

Chairman of the Board

April 30, 2013

NOTICE AND PROXY STATEMENT

for Shareholders of

ORTHOFIX INTERNATIONAL N.V.

7 Abraham de Veerstraat

Curaçao

for

2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 20, 2013

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Curaçao company (“Orthofix” or the “Company”), in connection with the upcoming 2013 Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on June 20, 2013 at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

Purpose of the Annual General Meeting

1. Election of Board of Directors. Shareholders will be asked to consider, and, if thought fit, approve a resolution to elect the following persons to the Board of Directors: James F. Gero, Dr. Guy J. Jordan, Michael R. Mainelli, Bradley R. Mason, Maria Sainz, Davey S. Scoon, Dr. Walter P. von Wartburg and Kenneth R. Weisshaar. The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2. Approval of Financial Statements for the Year Ended December 31, 2012. Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2012. The Board of Directors recommends that shareholders vote FOR the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2012.

3. Ratification of the Selection of Ernst & Young LLP. Shareholders will be asked to consider, and, if thought fit, approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2013. The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

4. Advisory and Non-Binding Resolution on Executive Compensation. Shareholders will be asked to consider, and, if thought fit, approve an advisory and non-binding resolution on executive compensation. The Board of Directors recommends that shareholders vote FOR the proposal to approve the advisory and non-binding resolution on executive compensation.

5. Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 5 stated above beginning on page 41 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 26, 2013 have been sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the financial statements for the year ended December 31, 2012 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

Jeffrey M. Schumm

Senior Vice President, General Counsel and

Corporate Secretary

April 30, 2013

PROXY STATEMENT FOR THE ORTHOFIX INTERNATIONAL N.V.

2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 6, 2013.

ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 26, 2013 (the “Record Date”) have been sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of the Record Date, there were 19,453,294 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting. An absolute majority of the votes cast will be required in order to approve the proposals before the Annual General Meeting, except that the directors shall be elected by a plurality of the votes cast. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but they are not counted as votes cast and therefore will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting. Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the year ended December 31, 2012 with the U.S. Securities and Exchange Commission (the “SEC”). Our Form 10-K is included in our Annual Report that we are sending you with this proxy statement. Our Form 10-K is also available on our website at www.orthofix.com. If you would like to receive a separate copy of our Form 10-K, we will send you one without charge. Please write to:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Mark Quick,

Director of Investor Relations and Business Development

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com. For directions to the meeting please consult the Company’s website at www.orthofix.com/investors/annuals.asp.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 20, 2013.

•	The 2013 Proxy Statement and the 2012 Annual Report to Shareholders are available at www.orthofix.com/investors/annuals.asp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock as of the Record Date. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on shares of our common stock outstanding as of the Record Date. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research Global Investors	2,271,700	(1)	11.7%
333 South Hope Street Los Angeles, CA 90071

The Vanguard Group, Inc.	1,107,124	(2)	5.7%
100 Vanguard Blvd. Malvern, PA 19355

Wellington Management Company, LLP	1,008,866	(3)	5.2%
82 Devonshire Street Boston, MA 02109

BlackRock, Inc.	992,590	(4)	5.1%
40 East 52nd Street New York, NY 10022

(1)	Information obtained from Schedule 13G/A filed with the SEC by Capital Research Global Investors (collectively “Capital Research”) on February 13, 2013. The Schedule 13G/A discloses that Capital Research has sole voting power and sole dispositive power over all of these shares.
(2)	Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2013. The Schedule 13G discloses that Vanguard has sole power to vote or direct the vote of 25,151 shares, sole power to dispose of or to direct the disposition of 1,082,873 shares, and shared power to dispose or to direct the disposition of 24,251 shares.
(3)	Information obtained from a Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 14, 2013. The Schedule 13G discloses that Wellington has shared power to vote or direct the vote of 838,896 shares, and shared power to dispose or to direct the disposition of 1,008,866 shares, in each case, in its capacity as investment adviser to clients of Wellington who are holders of record of Orthofix’s common stock.
(4)	Information obtained from a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2013. The Schedule 13G/A discloses that BlackRock has sole voting power and sole dispositive power over all of these shares

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days of the Record Date, by each director, each director nominee, each current and former executive officer listed in the Summary Compensation Table, and all current directors, director nominees and executive officers as a group. The percent of class figure is based on 19,453,294 shares of our common stock outstanding as of the Record Date. All directors, director nominees and current executive officers as a group beneficially owned 851,031 shares of Orthofix common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Robert S. Vaters	354,959	(1)	1.8%
James F. Gero	207,297	(2)	1.1%
Michael M. Finegan	190,406	(3)	*
Brian McCollum	92,260	(4)	*
Vicente Trelles	76,757	(5)	*
Jeffrey M. Schumm	76,043	(6)	*
Dr. Walter P. von Wartburg	52,167	(7)	*
Kenneth R. Weisshaar	48,740	(8)	*
Dr. Guy J. Jordan	47,890	(9)	*
Michael R. Mainelli	25,586	(10)	*
Emily Buxton	19,448	(11)	*
Davey S. Scoon	10,126	(12)	*
Maria Sainz	4,311	(13)	*
Bradley R. Mason	—		*
All directors, director nominees and current executive officers as a group (13 persons)	851,031	(14)	4.2%

*	Represents less than one percent.
(1)	Reflects 34,957 shares owned directly and 320,002 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(2)	Reflects 136,630 shares owned directly and 70,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(3)	Reflects 22,682 shares owned directly and 167,724 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(4)	Reflects 26,717 shares owned directly and 65,543 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(5)	Reflects 15,000 shares owned directly and 61,757 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(6)	Reflects 20,425 shares owned directly and 55,618 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(7)	Reflects 3,500 shares owned directly and 48,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(8)	Reflects 6,073 shares owned directly and 42,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(9)	Reflects 5,223 shares owned directly and 42,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(10)	Reflects 5,919 shares owned directly and 19,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date
(11)	Reflects 5,289 shares owned directly and 14,159 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(12)	Reflects 4,126 shares owned directly and 6,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(13)	Reflects 4,311 shares owned directly.
(14)	Excludes shares beneficially owned by Mr. Vaters, who is not a director, director nominee or current executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports from the Reporting Persons, we believe that during the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to the Reporting Persons were complied with except that, due to an inadvertent administrative error by the Company, the Form 3 related to the reappointment of Ms. Sainz in November 2012 was filed late.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Board of Directors is currently comprised of eight seats, one of which has been vacant since the departure in March 2013 of our former President and Chief Executive Officer, Robert S. Vaters. The Board has nominated our new President and Chief Executive Officer, Bradley R. Mason, to fill this vacancy. The directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders. Directors are elected for one-year terms. Because we are required by Curaçao law to hold the Annual General Meeting in Curaçao, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders. No directors were present at our 2012 Annual General Meeting of Shareholders. Our Articles of Association currently provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined by resolution of the Board.

Our Board usually meets at least four times per year in person at regularly scheduled two-day meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met nine times during 2012, four of which meetings were two-day in-person meetings and five of which were telephonic meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During 2012 each director attended more than 75% of the aggregate of all meetings by the Board of Directors and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of the eight persons the Board has nominated for election as a director at the Annual General Meeting, the Board has determined that Messrs. Gero, Mainelli, Sainz, Scoon and Weisshaar, and Drs. Jordan and von Wartburg are independent under the current listing standards of the Nasdaq Global Select Market. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 41.

Board Leadership Structure

Mr. Gero, who is an independent director, serves as the Chairman of the Board. Mr. Mason, who is a director nominee, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves our Company at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit Committee

Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit Committee’s Report for 2012 is printed below at page 48.

The Board has adopted a written charter for the Audit Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit Committee met 11 times during 2012 (four of which meetings were in-person meetings and seven of which were telephonic meetings).

Messrs. Mainelli, Scoon and Weisshaar currently serve as members of the Audit Committee, with Mr. Scoon serving as the Chairman. Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the members of the committee are independent. Our Board of Directors has determined that Messrs. Scoon and Weisshaar are “audit committee financial experts” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation. The committee administers our 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards. In addition, the committee administers our Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. The committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met eight times during 2012 (four of which were in-person meetings and four of which were telephonic meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Drs. Jordan and von Wartburg and Ms. Sainz currently serve as members of the Compensation Committee, with Dr. Jordan serving as Chairman. Mr. Mainelli also served during the majority of the 2012 calendar year. All of these committee members (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and (ii) satisfy the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2012, between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each Annual General Meeting of Shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee also periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning.

The Nominating and Governance Committee met five times in 2012 (four of which were in-person meetings and one of which was a telephonic meeting).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Messrs. Scoon and Weisshaar and Drs. Jordan and von Wartburg currently serve as members of the Nominating and Governance Committee, with Mr. Weisshaar serving as Chairman. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

Code of Conduct and Ethics

All Orthofix employees, directors and executive officers are required to comply with the Code of Conduct and Ethics that we have adopted. The goals of our Code of Conduct and Ethics, as well as our corporate compliance program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct and Ethics, and (v) accountability for adherence to the Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Code of Conduct and Ethics, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Code of Conduct and Ethics to appropriate personnel or a hotline we have established.

Our Code of Conduct and Ethics is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Board’s Role in Risk Oversight

One of the important roles of our Board of Directors is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements and compliance with certain legal and regulatory requirements. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and General Counsel, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee chairman. In addition, the president or other senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to our Board of Directors. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its on-going strategic planning process.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, or The Board of Directors, c/o Mr. James F. Gero, Chairman of the Board of Directors, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Gero reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Gero, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to the Board c/o Kenneth R. Weisshaar, Chairman of the Nominating and Governance Committee, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2013 Annual General Meeting of Shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Procedures for Approval of Related Person Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics. Our policy is that the Audit Committee will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company did not have any related party transactions meeting this threshold during 2012.

COMPENSATION DISCUSSION AND ANALYSIS

2012 Overview

The Compensation Committee of our Board of Directors, or the Committee, believes that 2012 was a mixed year for Orthofix that well demonstrates our “pay-for-performance” compensation philosophy. During the year, we successfully settled three government investigations that had been pending for several years. In addition, we achieved a key strategic objective by completing the sale of our sports medicine business. We believe these settlements and this disposition position us well to continue our focus on the goal of long-term revenue and earnings growth. From a financial perspective, for the 2012 fiscal year we achieved our prior stated goal of reaching an operating margin of 18-20%. However, due in part to a challenging business environment, we were not able to achieve the target EBITDA and net sales performance goals that we set at the beginning of the year. This resulted in our executive officers receiving cash incentive plan compensation for 2012 at only 13% of their respective targeted incentive plan bonus amount, and our executive officers not receiving annual base salary increases for 2013. We believe our compensation philosophy aligns the interests of our executive officers and shareholders, and we intend to continue providing cash and equity-based incentives for our executive officers to achieve performance results that benefit our shareholders.

Another significant compensation development that occurred in 2012 was the approval by our shareholders of our 2012 Long-Term Incentive Plan (the “2012 LTIP”). We believe that equity awards are an important tool for aligning executive interests with those of our shareholders. However, for several years prior to 2012, we had faced substantial limitations on our ability to make equity grants to executive officers because of limited capacity remaining under our prior equity incentive plan, the 2004 Long-Term Incentive Plan (the “2004 LTIP”). Following the approval of the 2012 LTIP by our shareholders, we were able to make grants of restricted stock and stock options to our executive officers in 2012 that we believe re-align their equity-based compensation to our targeted compensation philosophy, which we had been unable to follow in prior years due to this limited share capacity. While these grants resulted in a total compensation increase to our executive officers in 2012 compared to prior years (when measured to include the grant date fair value of such awards), we believe that these grants further increase the “at risk” element of our executive officer compensation. We intend to continue making grants from the 2012 LTIP in the future.

Another key element of our executive compensation philosophy is a desire to be proactive on matters of good corporate governance and compensation practices. For example:

•

During 2012 we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers (not just our CEO and CFO, as is required by law and regulations currently in effect). This policy is further described below under “– Compensation Recoupment (Clawback) Policy.”

•

In March 2013 we granted stock options with performance-based vesting criteria (in this case, based on the performance of our common stock) to our new President and Chief Executive Officer, Bradley R. Mason. In the future, the Committee intends to begin providing stock options and restricted stock grants with performance-based criteria to executive officers (in addition to or in lieu of grants with time-based vesting criteria, which we have used historically).

Compensation Philosophy

Our Compensation Committee, or the Committee, discharges the responsibilities of the Board relating to all compensation of the Company’s executive officers, including equity-based compensation. The Committee guides itself in large part by our executive compensation philosophy. This philosophy reflects a “pay-for-performance” outlook in consideration of our growth (whether internal or as a result of acquisitions) and our objectives of attracting, retaining and motivating executive officers and other key employees while increasing shareholder value. We must attract talent for us to grow successfully. At the same time, we must retain and motivate talent in order to engage them to help us achieve our goals. Finally, we must consider all these elements in the context of our ultimate objective of enhancing the value of the Company for our shareholders.

Based on this philosophy, the Committee’s goal is to fairly compensate executive officers with an emphasis on providing incentives that balance the promotion of both our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through base salary and cash incentive awards (subject to the clawback policy described above), while grants of stock options and restricted stock encourage executive officers to focus on our long-term goals. These core components remain the basis for our executive compensation philosophy as we continue to grow.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These elements consist of the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives, as well as stock options, to the extent that options are available to grant. The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting positive financial performance by the Company and its business units and divisions. The Committee also seeks to provide strong linkage between executives and shareholders with grants of stock options, as stock options only have realizable value to the extent that the market value of the Company’s common stock increases. In addition to variable compensation programs, executives also receive health and welfare benefits that are generally consistent with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation:

•

Clawback Policy Promotes Long-Term Performance – We have proactively adopted a clawback policy that applies to each of our executive officers, and applies to both cash-based and equity-based compensation.

•

Stock Ownership Guidelines Align Our CEO and Outside Directors with Shareholders. The Committee believes that a significant portion of each executive’s and outside director’s compensation should be tied to the Company’s financial performance and share price. We seek to award stock options and restricted stock pursuant to our long-term incentive plan so that over a period of time, a significant portion of actual compensation is provided in the form of share-based compensation. In this regard, we have adopted stock ownership guidelines that apply to our President and Chief Executive Officer and outside directors.

•

No Repricing of Stock Options. Equity awards, including stock options, are never issued with below-market exercise prices, and the repricing of stock options without stockholder approval is expressly prohibited under both the 2004 LTIP and 2012 LTIP. The Committee believes that the issuance of discount stock options and authorization of post-grant date repricings are each not performance-based pay practices, and therefore inconsistent with the Committee’s commitment to pay for performance.

•

50th Percentile of Peer Total Compensation Target. The Committee believes that the Company must offer competitive target total compensation to recruit and retain key executive talent. As such, our executive compensation program has been structured to provide total direct compensation (base salary plus target cash opportunities plus long-term incentive grants) at or near the 50th percentile of competitive market practices of our industry peers. This peer group is comprised of organizations within our industry and that are within range of our company size taking into consideration strong pay correlation elements such as revenues and market capitalization. These are also companies with which we may compete directly for executive talent

•	Pay At Risk Based on Performance. As our programs are designed using a pay for performance philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and through our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and restricted shares.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating employee compensation, including the total compensation packages for our executive officers and other key employees and compensation under the Company’s equity incentive plans and other Company compensation policies and programs. The Committee specifically considers and approves the compensation for the Chief Executive Officer and other executive officers. It is also responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on select senior executive officers to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The Committee last amended its charter in September 2012. The charter is available on our website at www.orthofix.com. Drs. Jordan and von Wartburg and Ms. Sainz currently serve as members of the Compensation Committee, with Dr. Jordan serving as Chairman. Mr. Mainelli also served during the majority of the 2012 calendar year. During 2012, each member of the Board who served on the Committee was an independent, non-employee, non-affiliated, outside director while he or she served on the Committee. The Committee has furnished its report below.

Throughout this proxy statement, the following persons are referred to collectively as our “named executive officers”: (i) Robert S. Vaters, our President and Chief Executive Officer prior to March 13, 2013, (ii) Emily Buxton, our Chief Financial Officer (who was promoted to Interim Chief Financial Officer effective November 11, 2012, and further promoted to Chief Financial Officer on April 1, 2013), (iii) Brian McCollum, our President, Global Spine Business Unit (who was promoted to this position after previously serving in 2012 as our Senior Vice President of Finance and Chief Financial Officer until November 10, 2012), (iv) Vicente Trelles, our Executive Vice President of Worldwide Operations and Shared Services, (v) Jeffrey M. Schumm, our Senior Vice President, General Counsel and Corporate Secretary, and (vi) Michael M. Finegan, our Senior Vice President, Corporate Development and President, Biologics. On March 13, 2013, Bradley R. Mason rejoined Orthofix as our President and Chief Executive Officer. Mr. Mason did not serve as a “named executive officer” in 2012, but will be reported as one in 2013.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible stock option or restricted stock grants. This information is prepared in accordance with the market-based compensation data developed by the Committee’s independent and outside compensation consultant, Towers Watson, and approved by the Committee. The Committee then reviews this information in connection with it setting the annual incentive targets and goals. The Chief Financial Officer is generally responsible for the compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input and perspective in connection with the Committee’s salary determinations for named executive officers. The President and Chief Executive Officer and Chief Financial Officer frequently attend meetings of the Committee in these respective capacities. To the extent required or advisable, these executive officers are excluded from any Committee discussions or votes regarding their compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Towers Watson since 2004 as its outside compensation consultant.

In its role as compensation consultant, Towers Watson has worked with the Committee to develop our executive and director compensation philosophy, and Towers Watson periodically conducts reviews and updates of our executive officer and director compensation programs and long-term incentive practices at the request of the Committee.

At the Committee’s request, in 2011 and 2012, Towers Watson conducted an assessment of compensation levels for our top five executive positions as well as key business unit leadership positions. Towers Watson compared Orthofix executive pay levels versus the competitive market to determine whether they remain consistent with our compensation philosophy. In conducting these assessments, Towers Watson made comparisons to our then current peer group and considered the compensation levels and program design for executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies. This information indicated that, on average, base salary compensation for our named executive officers was positioned between the 25th and 50th percentiles of our then peer group. Actual total cash levels (base salary plus annual incentive awards) paid in 2012 for 2011 performance were also generally found to be positioned between the 25th and 50th percentiles. We obtained a refreshed equity incentive plan share pool in 2012 (through adoption of the 2012 LTIP) which resulted in our ability to make competitive long-term incentive awards during 2012. Towers Watson concluded that this resulted in total direct compensation being generally aligned at or above the market median.

During 2012, other analyses that were conducted by Towers Watson included:

•

A competitive market analysis of outside director pay practices and levels such that the Committee could determine if our current outside director compensation program was aligned with the competitive market. Consistent with the findings of the executive compensation assessment, this analysis indicated that outside director cash compensation levels were aligned with the market median, but annual equity values were below the peer group 25th percentile resulting in total compensation being aligned with the 25th percentile.

•	A review of the 2012 LTIP (prior to its adoption) to confirm that it was aligned with competitive market practice.

•	A review of recoupment/clawback policies, and assistance in developing a recoupment/clawback policy applicable to Orthofix executive officers.

•	Other ad hoc assessments, as requested by the Committee.

In connection with their engagement, Towers Watson reported to the Committee regarding its independence based on the six factors outlined in new SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors in connection with the re-engagement of Towers Watson in 2012, and concluded that Towers Watson is independent and that its engagement by the Committee raised no conflicts of interest.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s Annual General Meeting of Shareholders held in June 2012, 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. This followed a 98% vote in favor at the prior year’s meeting in 2011. The Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. The Committee evaluated the results of the 2012 say-on-pay proposal at its September 2012 meeting. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s subsequent decisions regarding our named executive officers’ compensation during 2012 and 2013, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 say-on-pay proposal voting results. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. During 2012, the Committee engaged Towers Watson to conduct an executive compensation analysis that provided summarized data on market competitive levels of total compensation. In conducting the 2012 benchmarking, Towers Watson utilized a selection of peer companies, which was reviewed and approved by the Committee in May 2011 to ensure that it represented organizations of the appropriate size and complexity based upon key financial factors such as annual gross revenues, shareholder return and market capitalization. This peer group contained the following sixteen medical technology and device manufacturers and distributors with which we may compete against for executive talent.

Cooper Companies, Inc.	NuVasive, Inc.

Edwards Lifesciences Corporation	ResMed, Inc.

Gen-Probe Inc.	Sirona Dental Systems Inc.

Haemonetics Corporation	STERIS Corporation

Integra LifeSciences Holding Corporation	Thoratec Corporation

Intuitive Surgical Inc.	Volcano Corporation

Medicis Pharmaceutical Corporation*	West Pharmaceutical Services, Inc.

Mednax Inc.	Wright Medical Group Inc.

*	Denotes that the company has subsequently been acquired, but was considered as part of the Company’s 2011 and 2012 benchmarking surveys.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;

•	performance-based incentives in the form of annual cash bonuses; and

•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will assist the Committee in meeting its compensation objectives. See “– Executive Compensation Philosophy” below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus, perquisites and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses in connection with new hires and promotions, or in other unique circumstances. We also provide our executive officers and directors with certain limited perquisites discussed below.

Executive Compensation Philosophy

The Committee has approved a “pay-for-performance” executive compensation philosophy. This philosophy takes into account the results of our periodic benchmarking, using both the peer group and survey sources, and assumes that the Company has met its performance goals. This compensation philosophy emphasizes pay at risk through awards made under the cash-based annual incentive plan as well as grants made under the long-term equity compensation program as outlined above.

Pay Element	Market Position	Rationale

Base Salary	50th Percentile	“Competitive” annual salary.

Total Cash Goal(1)	50th Percentile(2)	Target incentive opportunity aligned with market 50th percentile to be “competitive.” Opportunity for greater than “competitive” cash compensation only if individual and company performance exceeds target goals.

Long-Term Incentive Grants	The annual long-term equity incentive grant program is designed to align senior management with shareholders while being fair and competitive(3)	Long-term incentive grants are awarded weighing the following: market competitive expected value delivered annually, individual and company performance, share utilization/dilution, executive alignment with shareholder interests and retention of key employees.

Total Direct Compensation Goal(4)	50th Percentile	Align long-term incentive plus total cash with shareholder interests and reward individual and company long-term performance.

(1)	Total cash compensation equals annual salary plus annual cash incentives.
(2)	Actual award levels will vary within a set range developed around a target based upon primarily company performance goals, but also individual performance goals.
(3)	As noted below, the equity grants may be higher or lower than the market 50th percentile based upon a variety of factors.
(4)	Total direct compensation equals total cash plus annualized expected value of long-term incentives.

Our target percentiles are guidelines. The annual salary, annual incentive awards and equity awards may be higher or lower than the 50th percentile for certain individuals based upon company and individual performance, competitive market practice, shareholder alignment, availability of shares for equity grants and the need for executive retention. The Committee may depart from the target percentiles for other purposes based upon particular facts and circumstances that apply to an individual, entity or a division at the time, including adjustments due to market conditions, the promotion of employees and other factors.

The Committee generally engages a compensation consultant to provide peer group benchmarking survey information every few years. In years when benchmarking survey information is not procured, the Committee uses data provided to the Committee during the prior year, and makes cost-of-living or other adjustments as it deems appropriate. The Committee obtained benchmarking survey information from Towers Watson in August 2012, which was used in the Committee’s determination of compensation levels in 2012.

In August 2012, the Committee obtained updated benchmarking survey information from Towers Watson. This information indicated that, on average, base salary compensation for our named executive officers was between the 25th and 50th percentiles, and that actual total cash levels were also between the 25th and 50th percentiles. Towers Watson concluded that equity levels and total direct compensation levels (which is the sum of cash and equity compensation) were generally at or above the market median as a result of our ability to make competitive grants under the refreshed share pool made available by the 2012 LTIP. (We had faced share constraints in recent prior years resulting in our inability to make grants to the senior executives at a level deemed “competitive” by Towers Watson’s analysis.).

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the Chief Executive Officer.

The Committee approved 2013 salary amounts for our currently employed named executive officers in December 2012 (except in the case of Ms. Buxton, whose salary was increased in April 2013 in connection with her promotion from Interim Chief Financial Officer to Chief Financial Officer). Based on our financial performance in 2012, the Committee determined in December 2012 not to increase executive officer salaries in 2013 from existing levels. In addition, Mr. Mason’s salary was set at the time that he rejoined the Company in March 2013, and reflects a reduction in base salary for the position of President and Chief Executive Officer from that previously earned by his predecessor. The 2013 annual base salary amounts for our currently employed named executive officers (and Mr. Mason) are as follows:

Name	Title	2013 Annual Base Salary(1)
Bradley R. Mason	President and Chief Executive Officer	$580,000
Emily Buxton	Chief Financial Officer	$325,000
Brian McCollum	President, Global Spine Business Unit	$380,000
Vicente Trelles	Executive Vice President of Worldwide Operations and Shared Services	$410,000
Jeffrey M. Schumm	Senior Vice President, General Counsel and Corporate Secretary	$323,000
Michael M. Finegan	Senior Vice President, Corporate Development and President, Biologics	$343,000

(1)	Mr. Mason’s and Ms. Buxton’s amounts became effective on March 13, 2013 and April 1, 2013, respectively. All other amounts became effective in 2012.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses. Short-term incentives, like our annual incentive program, tie executive compensation to our immediate financial performance. Each executive officer generally participates in our annual incentive program as it is our primary means of providing for an annual cash bonus.

The annual incentive program is based on goals determined by the Committee in line with annual budgets approved by the full Board. Under our program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn up to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. Varying bonuses are paid for the attainment of specified goals within a range of 25% to 150% (with an attainment of zero assessed for performance less than 25% for any specified goal). For named executive officers the maximum bonus is a percentage of that person’s salary.

In 2012, performance goals under the plan for all participants were based on the performance of Orthofix and its subsidiaries on a consolidated basis using two metrics: EBITDA and net sales (as described further in the footnotes to the table below). Each of these metrics was assigned an equal weight of 50%. No participants in the plan were assigned goals based solely on the performance of an individual business unit. The proposed goals and related matrix were reviewed and approved by the Committee in March 2012, and performance was then assessed by the Committee in March 2013. Each of the Committee members at the time of the applicable action participated in and approved these respective determinations.

To calculate the bonus amount payable, the achievement percentage for each component is multiplied by its component’s percentage weight of 50%. The products are added together to produce a resulting weighted percentage. For each participant, this percentage is used to determine what amount of the pre-established bonus goal amount will be paid. The weighted percentage is then multiplied by the target amount of bonus for which that participant is eligible.

The table below describes the target goals and actual achievement for the two categories described above. Each goal is shown as percent growth from 2011.

Category of 2012 Goals (Shown as Percent Growth from 2011)	Percent Achievement Targets						Actual 2012 Growth Achieved from 2011(1)	Actual 2012 Percent Achievement of Target
	25%	50%	75%	100%	125%	150%
Orthofix and its Subsidiaries on a Consolidated Basis
EBITDA(1)(2)	12.1%	13.2%	14.4%	15.6%	16.7%	17.9%	5.6%	Zero
Net Sales(2)	0.0%	1.9%	4.0%	6.1%	8.3%	10.4%	0.1%	26%

	2012 Weighted Average Aggregate Achievement							13%

(1)	EBITDA is calculated for this purpose pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010, as amended by the first amendment thereto dated May 4, 2011. Under this definition, EBITDA is calculated by adjusting reported net income to eliminate extraordinary items of income or loss, gains or losses resulting from non-ordinary course asset sales or disposition, and non-cash gains or losses (subject to certain exceptions as further defined in the definition). The credit agreement was filed as Exhibit 10.1 to a current report on Form 8-K filed by the Company on August 31, 2010, and the first amendment thereto was filed as Exhibit 2.1 to a current report on Form 8-K filed by the Company on May 5, 2011. Each of these reports can be found at the SEC’s website at www.sec.gov.
(2)

The Committee’s approval of targeted goals in March 2012 provided that effects from acquisitions or divestitures during the calendar year, as well as any unique expenses during such calendar year not contemplated in the Company’s budget at that time, would be excluded from achievement calculations. Consistent with the foregoing, the achieved results were each adjusted on a pro forma basis to eliminate effects from (i) the disposition in May 2012 of our sports medicine business unit, (ii) foreign currency adjustments, (iii) imputed interest related to amounts previously accrued in connection with government investigation settlements, (iv) an arbitration result related to a co-development agreement, and (v) non-budgeted development costs related to Orthofix’s agreement with the Musculoskeletal Transplant Foundation.

As illustrated above, after reviewing the results achieved in 2012 for each of the relevant components (as shown in the far right column of the table above), the Committee determined that a 13% weighted achievement percentage was attained. These weighted achievement percentages were then multiplied by each officer’s respective base salary and “participation percentage” to calculate the applicable bonus earned. In the case of Messrs. Vaters and McCollum and Ms. Buxton, whose base salaries and/or “participation percentages” were increased in April 2012 or November 2012, respectively, pro-rated calculations were made with respect to the applicable periods of the year, and then added together to determine the total year bonus. These results are described in the table below.

	Base Salary Amount		Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Robert S. Vaters
Jan. 2012 – Mar. 2012	$156,000	(1)	100%	13%	$20,280
Apr. 2012 – Dec. 2012	$510,000	(2)	100%	13%	$66,300

Full-Year Total					$86,580

Emily Buxton
Jan. 2012 – Oct. 2012	$225,000	(3)	30%	13%	$8,775
Nov. 2012 – Dec. 2012	$49,333	(4)	40%	13%	$2,565

Full-Year Total					$11,340

Brian McCollum
Jan. 2012 – Oct. 2012	$285,000	(1)	60%	13%	$22,230
Nov. 2012 – Dec. 2012	$63,333	(2)	60%	13%	$4,940

Full-Year Total					$27,170

Vicente Trelles	$410,040		60%	13%	$31,983

Jeffrey M. Schumm	$322,920		60%	13%	$25,188

Michael M. Finegan	$343,021		60%	13%	$26,756

(1)	Represents 1/4th of Mr. Vaters’ annual salary of $624,000 that was in effect from January 2012 through March 2012.
(2)	Represents 3/4th of Mr. Vaters’ annual salary of $680,000 that was in effect from April 2012 through December 2012.
(3)	Represents 5/6th of Ms. Buxton’s annual salary of $270,000 that was in effect from January 2012 through October 2012.
(4)	Represents 1/6th of Ms. Buxton’s annual salary of $296,000 that was in effect from November 2012 through December 2012.
(5)	Represents 5/6th of Mr. McCollum’s annual salary of $342,000 that was in effect from January 2012 through October 2012.
(6)	Represents 1/6th of Mr. McCollum’s annual salary of $380,000 that was in effect from November 2012 through December 2012.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Other Bonus Payments

Discretionary, Hiring, Promotion and Retention Bonuses

Outside of the annual incentive program, in any year the Committee has and does exercise its discretion to grant bonuses for performance or for other circumstances, such as in the cases of new hires and promotions. During 2012, we paid the following such bonuses:

•	Mr. McCollum received a bonus of $100,000 in connection with his promotion in November 2012 to his current position.

•

Mr. Trelles received a $50,000 payment in April 2012, which represented the second installment of a signing bonus approved in March 2011 in connection with his hiring and to compensate him for his relocation to our headquarters in Lewisville, Texas, and which had been contingent upon Mr. Trelles continuing his employment with us through April 1, 2012.

•

Vaters, McCollum, Schumm and Finegan were paid bonuses of $175,000, $75,000, $75,000 and $75,000 in July 2012, which represented the second installment of special cash retention bonuses we approved in February 2011 to compensate executive officers for aggregate equity-based awards in 2010 and 2011 being below our 50th percentile of peer group target due to plan availability limitations under the 2004 LTIP. These bonuses were previously described in last year’s proxy statement. Consistent with the original terms of grant, each of these payments were contingent upon the applicable award recipient remaining an executive officer on June 30, 2012.

Long-Term Equity-Based Incentives

Our primary equity compensation plan in recent years has been the 2004 LTIP. In 2012, our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. Some current and former executive officers continue to hold outstanding awards under our previous Staff Share Option Plan, although we no longer grant awards under this plan. All named executive officers are also eligible, at their discretion, to acquire shares of common stock pursuant to our SPP. Each plan is described below. The Committee administers each of these plans (other than the Staff Share Option Plan) and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee has authority to make inducement grants to newly hired employees, as it did in 2008, 2011 and 2013 in connection with the hiring of Messrs. Vaters, Trelles and Mason, respectively. These inducement grants were made on terms that were substantially the same as grants made under the 2004 LTIP or 2012 LTIP.

The Committee’s date of approval of a stock option or restricted stock grant is typically the first or second quarterly in-person Board meeting of the fiscal year. The grant date of a stock option or restricted stock is on or after the approval date. Actual grant dates are determined, among other factors, in accordance with past practice for annual grants, the Committee’s determination of an appropriate grant date, as well as our communications policy. Under this policy, employees are alerted to their option grants and grants of restricted stock. We also take into account that approvals may be required in advance of expected acquisitions, new hires or other transactions. For example, in connection with expected new hires, the grant approval may be included in an offer letter even though the actual date of grant is typically not until the employee’s first day of employment. Our policy, in accordance with the terms of each of the 2004 LTIP and the 2012 LTIP, is that the closing price of the stock on the date of grant will be used to price stock options.

The Committee generally grants stock options and restricted stock as noted above and does not specifically take into consideration the release of material non-public information when determining whether and in what amount to make stock option grants and grants of restricted stock. In addition, the Committee does not have a specific policy of setting grant dates in coordination with the release of material non-public information and we do not have a policy of timing our release of material non-public information for the express purpose of affecting the value of executive compensation.

Current Equity Compensation Plans

Long-Term Incentive Plans

The 2004 LTIP was originally adopted by the Board and approved by shareholders in 2004. A subsequent amendment was adopted by the Board and approved by shareholders in 2008. The 2012 LTIP was adopted by the Board last year, and approved by shareholders at last year’s Annual General Meeting of Shareholders in June 2012. Awards under both plans can be in the form of a stock option, restricted stock, restricted share unit, performance share unit, or other award form determined by the Board. Awards expire no later than 10 years after the date of the grant. To date, we have granted only non-qualified stock options and restricted stock under both plans. Stock options and restricted stock generally vest annually in one-third or one-fourth increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company on the vesting date, though the Committee may provide different vesting provisions depending on the nature of and reason for the grant (or in the event of a change of control or termination of employment).

As of April 26, 2013, 1,440,886 shares remain available for issuance pursuant to future awards under the 2012 LTIP, and no shares remain available for issuance pursuant to future awards under the 2004 LTIP. The 2012 LTIP includes a “fungible share pool” that provides that shares of common stock subject to an award other than stock options or stock appreciation rights shall be counted against the plan’s share issuance limit as 1.84 shares for every 1 share of common stock subject to such award. The number of shares of stock subject to any stock appreciation rights awarded under the 2012 LTIP will be counted against the aggregate number of shares of stock available for issuance under the 2012 LTIP regardless of the number of shares of stock actually issued to settle the stock appreciation right upon exercise.

The goal of each plan has been to create an ownership interest in the Company in order to align the interests of executive officers with shareholders, to more closely tie executive compensation to our performance and to create long-term performance and service incentives for executive officers and other key employees. Stock options and restricted stock awards are granted to executive officers and other employees:

•	in conjunction with the first or second quarterly in-person Board meeting of the fiscal year;

•	as new-hire incentives or in connection with promotion to a new position;

•	in connection with our acquisitions; and

•	otherwise in connection with retention, reward or other purposes based on the particular facts and circumstances determined by the Committee.

In 2012, pursuant to the 2004 LTIP and 2012 LTIP collectively, 347,250 stock options and 149,500 shares of restricted stock were granted to our employees and directors in connection with our long-term equity grant program, for new hire equity grants, promotional equity grants, as well as ongoing equity grants, of which 332,250 stock options and 125,000 shares of restricted stock were granted to our executive officers, and 24,500 shares of restricted stock were granted to our non-employee directors.

The Company maintains a Stock Option and Restricted Stock Delegation Policy under which the Committee has delegated to the President and Chief Executive Officer for 2013 the authority to grant, subject to availability under the plan, up to an aggregate of 125,000 stock options and restricted stock awards (referred to as delegated awards) during the calendar year to newly-hired employees, employees who are promoted to new positions within the Company, and employees of the Company deemed eligible due to outstanding or special performance; provided, however, that for purposes of the delegation, any stock option grant counts as one delegated award and any restricted stock award counts as four delegated awards, such that no more than 31,250 restricted stock awards may be made under the delegation in any calendar year. For example, if one employee is granted 1,000 stock options and 1,000 shares of restricted stock, that grant would count as 5,000 delegated awards. Any single employee award is limited to a maximum of 15,000 delegated awards (a maximum of 3,750 restricted stock awards). These grants of delegated awards may not be made to officers obligated to file reports under Section 16(a) of the Exchange Act.

Under the Company’s current stock option agreement form (which has been used for most grants since 2009), options vest and become exercisable in either one-third or one-fourth increments on each of the first three or four anniversaries of the grant date (or in the event of a change in control or, under certain circumstances, termination of employment). The options expire and are no longer exercisable 10 years from the grant date and are subject to early termination as a result of a termination of employment or a change of control of the Company. Other relevant provisions in the nonqualified stock option agreement are as follows:

•

If, prior to an option vesting, the optionee’s employment is terminated other than (1) for cause, (2) upon death or permanent disability, or (3) voluntary termination (as defined in the form option agreement but excluding a retirement in accordance with the Company’s retirement policies or a termination for “good reason” if the optionee has entered into an agreement with the Company providing for a termination for “good reason”), any options that would have been vested as of December 31 of the year in which termination occurs shall automatically vest as of the date of termination and remain exercisable by the optionee for 180 days after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

If the optionee’s employment is terminated by reason of death or permanent disability, all options shall automatically vest and remain exercisable by the optionee (or a transferee under a domestic relations order, the optionee’s estate, personal representative or beneficiary, as applicable) for 12 months after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period.

•

If the optionee’s employment is terminated for cause or if the optionee terminates employment under circumstances constituting a voluntary termination, the optionee may exercise the options (only to the extent vested at the date of termination) at any time within three months after the date of such termination in accordance with their terms. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

Upon the occurrence of a change of control of the Company, all options shall automatically vest and remain exercisable in accordance with the provisions applicable thereto. The options will expire and no longer be exercisable to the extent not exercised within 10 years from the grant date.

Certain grants made prior to 2009 include terms that provide that if an executive has an employment agreement with the Company, he or she will have up to 5 years to exercise his or her options in circumstances described above where the optionee has 180 days under the current form.

The Company has historically utilized stock options as the principal means of providing its executive officers and other employees with equity incentive compensation. However, in recent years, the Compensation Committee has begun making grants of restricted stock. The restricted shares of stock granted by the Company are typically subject to the same vesting and forfeiture provisions applicable to grants of stock options as described above.

In March 2013 we granted stock options with performance-based vesting criteria (in this case, based on the performance of our common stock) to our new President and Chief Executive Officer, Bradley R. Mason. In the future, the Committee intends to begin providing stock options and restricted stock grants with performance-based criteria to executive officers (in addition to or in lieu of grants with the time-based vesting criteria described above, which we have used historically).

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of (i) 85% of the fair market value per share on the first day of the plan year and (ii) 85% of the fair market value of such shares on the last day of the plan year. The plan year begins on January 1 and ends on December 31. As amended, up to a total of 1,850,000 shares may be issued under the SPP.

Previous Equity Compensation Plans

Staff Share Option Plan

The Staff Share Option Plan is a fixed share option plan which was adopted in April 1992. There are no options remaining to be granted under the Staff Share Option Plan and, as of April 26, 2013, only 29,600 stock options granted under it remain outstanding. All outstanding stock options are vested. Under the Staff Share Option Plan, we granted options to our employees at the estimated fair market value of such options on the date of grant. Options granted under the Staff Share Option Plan expire 10 years after date of grant.

Other Compensation

Deferred Compensation Plan

Between 2007 and 2010, certain of our executive officers deferred a portion of their earnings through our Deferred Compensation Plan. Since 2011, we have not permitted any further contributions to this plan, however, some of our executives continue to hold vested balances under the plan relating to prior contributions. (See “Deferred Compensation.”) The plan is intended to be an unfunded plan under the provisions of ERISA. However, our subsidiary, Orthofix Holdings, Inc., has established a rabbi trust to provide funds for the payment of benefits under the plan, and has previously made discretionary contributions to the rabbi trust in amounts equal to the compensation previously deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits. Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust. It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

For record keeping purposes, accounts are maintained for each participant to reflect the amount of his or her hypothetical earnings or losses on the prior deferrals based on designations previously made by the applicable participant. These designations allocate balances among the various independently established funds and indexes chosen by the plan administrator, or measurement funds, to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each participant’s account is adjusted periodically to reflect the hypothetical earnings and losses. We are not obligated to invest any amount credited to a participant’s account in such measurement funds or in any other investment funds.

A participant who previously made contributions to the plan may elect to receive an in-service distribution of the balance credited to his or her plan account in a lump sum or in a series of annual installments over a one, three, five or ten-year period. In the event a participant terminates employment with us for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies. In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum.

Temporary Living and Relocation Expenses

In connection with the opening of our new principal office in 2010, we have relocated the principal place of employment of several of our executive officers to Lewisville, Texas. In connection with these relocations, we have paid certain moving and other relocation expenses, as well as temporary living expenses, for certain executive officers. Of the persons constituting named executive officers, only Messrs. Vaters and Schumm received these benefits during 2012, which consisted of payments of $51,979 to Mr. Vaters for temporary living expenses and $14,937 to Mr. Schumm for relocation services (in each case, pursuant to the terms of their respective employment agreement).

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance, reimbursement for tax preparation expenses and an annual physical exam. In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year. We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees. Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Employment and Other Agreements with the Company

Each of our named executive officers work pursuant to employment agreements with our wholly owned subsidiary, Orthofix Inc. These agreements generally include a term of employment, renewal terms, base salary and bonus provisions, eligibility for equity incentive compensation, benefits and restrictive provisions (non-competition, non-solicitation, confidentiality and invention assignment), as well as a variety of payments depending on the circumstances surrounding the executive officer’s separation from the Company.

Our employment agreements are also intended as a retention tool for senior executive officers and to remove some of the uncertainty surrounding potential change of control transactions. To that end, the agreements provide for certain payments upon termination (e.g., without cause, for good reason, etc.), which payments increase in certain instances following a change of control. For instance, following a change of control, the amount payable for termination without cause or for good reason generally increases by 50%. With respect to a change of control, most agreements provide for a “double-trigger” so that a change of control itself does not trigger any payments. However, under separate stock option and restricted stock agreements, all stock options and shares of restricted stock immediately vest upon a change of control without reliance on any other triggering event. The employment agreements, 2004 LTIP and 2012 LTIP each provide specified definitions of what constitutes a “change of control.”

All officers receiving full employment agreements and selected other executive officers or employees that are exposed to legal risk in the performance of their employment, as well as all directors, also receive indemnity agreements from the Company. See “Agreements with Named Executive Officers” for more information on the terms of particular employment agreements.

Compensation Recoupment (Clawback) Policy

During 2012 we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers . Under this policy, if we are required in the future to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period

Stock Ownership Guidelines

Upon recommendation of the Compensation Committee, the Board adopted formal stock ownership guidelines in June 2010. These guidelines were amended in December 2011. Under these guidelines, the President and Chief Executive Officer and each outside director are encouraged to have an ownership in the Company’s common stock equal to three times his annual salary or director fee amount, as applicable. These multiples should be achieved by the later of (i) 5 years from appointment or election, as applicable, or (ii) 5 years from the date of adoption of the applicable requirements. Thereafter, each participant is asked to maintain ownership levels at or above these multiples.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to certain of our named executive officers in excess of $1 million per year per person, unless certain requirements are met. Although compensation paid to the named executive officers has historically not exceeded deductibility limits under Section 162(m) of the Internal Revenue Code, to the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code. At our 2009 annual general meeting, our shareholders approved the material terms for the payment of incentive compensation to the named executive officers under the Company’s annual incentive program. As a result, to the extent that the Company complies with other various requirements under Section 162(m) of the Code, the compensation paid pursuant to such material terms may be deductible by the Company even if such compensation exceeds $1 million per person for such year. If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Dr. Guy J. Jordan, Chairman

Maria Sainz

Walter P. von Wartburg

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)		Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Robert S. Vaters – former President and Chief Executive Officer prior to March 13, 2013 (Principal Executive Officer during 2012 fiscal year)	2012	667,908	175,000		1,640,400	1,607,043	86,580	74,944	(5)	4,251,875
	2011	512,696	290,000	(6)	496,910	678,808	395,497	74,831	(7)	2,448,742
	2010	408,459	—		—	—	311,171	61,858	(8)	781,488

Emily Buxton – Chief Financial Officer (Principal Financial Officer since November 11, 2012)	2012	272,674	—		—	128,446	11,340	21,311	(9)	433,772

Brian McCollum – President, Global Spine Business Unit (Principal Financial Officer between January 1, 2012 and November 10, 2012)	2012	346,162	175,000		717,675	892,092	27,170	21,412	(10)	2,179,510
	2011	298,054	75,000	(11)	233,840	138,503	145,385	21,158	(12)	911,940

Vicente Trelles – Executive Vice President of Worldwide Operations and Shared Services	2012	409,078	50,000		615,150	600,116	31,983	138,269	(13)	1,844,596
	2011	264,461	50,000	(14)	—	2,119,180	162,000	9,463	(15)	2,605,104

Jeffrey M. Schumm – Senior Vice President, General Counsel and Corporate Secretary	2012	322,110	75,000		553,635	683,889	25,188	36,741	(16)	1,696,563

Michael M. Finegan – Senior Vice President, Corporate Development and President, Biologics	2012	342,748	75,000		615,150	600,116	26,756	19,677	(17)	1,679,447
	2011	328,688	75,000	(11)	292,300	163,685	132,817	19,188	(18)	1,011,678
	2010	318,862	—		—	—	172,422	21,492	(19)	512,776

(1)	Amounts include salary deferred and further described in “Deferred Compensation.”
(2)	2012 amounts described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Other Bonus Payments.
(3)	Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718. There were no equity grants made during 2010; therefore the aggregate grant date fair value of awards made in 2010 was zero.
(4)	Amounts shown reflect cash bonuses paid in 2013, 2012 and 2011 for performance in 2012, 2011 and 2010, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2012 fiscal year , including the Committee’s criteria for determining the amounts awarded with respect to the 2012 fiscal year, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”
(5)	Reflects $51,979 for housing allowance expenses, $10,800 for car allowance, $10,000 for 401k matching and $1,709 and $456 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(6)	Reflects (i) a $175,000 retention bonus paid on June 30, 2012 and (i) a $115,000 promotion bonus in connection with Mr .Vaters’ promotion to Executive Vice President and Chief Operating Officer in January 2011.
(7)	Reflects $52,466 for housing allowance expenses, $10,800 for car allowance, $9,800 for 401k matching and $1,285 and $480 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(8)	Reflects $39,890 for housing allowance expenses, $10,800 for car allowance, $9,800 for 401k matching and $888 and $480 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(9)	Reflects $10,800 for car allowance, $10,000 for 401k matching and $241 and $270 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(10)	Reflects $10,800 for car allowance, $10,000 for 401k matching and $321 and $390 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(11)	Reflects a retention bonus paid on June 30, 2012.
(12)	Reflects $10,800 for car allowance, $9,800 for 401k matching and $268 and $291 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(13)	Reflects $10,800 for car allowance, $125,137 for relocation services, $1,857 and $475 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(14)	Represents a signing bonus paid to Mr. Trelles in July 2011.
(15)	Reflects $8,100 for car allowance and $1,046 and $317 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(16)	Reflects $10,800 for car allowance, $10,000 for 401k matching, $14,937 for relocation services, and $753 and $251 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(17)	Reflects $10,800 for car allowance, $7,940 for 401k matching and $528 and $409 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(18)	Reflects $10,800 for car allowance, $7,491 for 401K matching, $499 and $398 or insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(19)	Reflects $10,800 for car allowance, $9,800 for 401k matching and $483 and $409 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted during the fiscal year ended December 31, 2012 to our named executive officers.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award(1) ($)
Robert S. Vaters	2/15/2012	2/15/2012	—	35,000	41.37	607,661
	6/25/2012	6/15/2012	—	60,000	39.66	999,382
	7/31/2012	7/31/2012	40,000	—	—	1,640,400
Total			40,000	95,000		3,247,443

Emily Buxton	2/15/2012	2/15/2012	—	5,000	41.37	86,807
	6/25/2012	6/25/2012	—	2,500	39.66	41,639
Total			—	7,500		128,446

Brian McCollum	2/15/2012	2/15/2012	—	25,000	41.37	434,043
	6/25/2012	6/25/2012	—	27,500	39.66	458,048
	7/31/2012	7/31/2012	17,500	—	—	717,675
Total			17,500	52,500		1,609,767

Vicente Trelles	2/15/2012	2/15/2012	—	12,500	41.37	217,021
	6/25/2012	6/25/2012	—	23,000	39.66	383,095
	7/31/2012	7/31/2012	15,000	—	—	615,150
Total			15,000	35,500		1,215,266

Jeffrey M. Schumm	2/15/2012	2/15/2012	—	25,000	41.37	434,043
	6/25/2012	6/25/2012	—	15,000	39.66	249,846
	7/31/2012	7/31/2012	13,500	—	—	553,635
Total			13,500	40,000		1,237,524

Michael M. Finegan	2/15/2012	2/15/2012	—	12,500	41.37	217,021
	6/25/2012	6/25/2012	—	23,000	39.66	383,095
	7/31/2012	7/31/2012	15,000	—	—	615,150
Total			15,000	35,500		1,215,266

(1)	Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2012.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Robert S. Vaters	150,000	—		25.05	9/7/2018	(3)	—		—
	25,000	—		18.44	2/23/2019	(3)	—		—
	65,000	—		25.01	6/30/2019	(4)	—		—
	6,667	13,333	(5)	29.23	2/15/2021	(4)	—		—
	8,334	16,666	(6)	40.27	6/15/2021	(4)	—		—
	—	35,000	(7)	41.37	2/15/2022	(4)	—		—
	—	60,000	(8)	39.66	6/25/2022	(9)	—		—
	—	—		—	—		11,333	(10)	445,727
	—	—		—	—		40,000	(11)	1,573,200

Emily Buxton	1,000	—		37.76	12/2/2014		—		—
	1,000	—		43.04	6/30/2015		—		—
	1,000	—		38.11	6/30/2016		—		—
	3,333	—		23.58	7/25/2019		—		—
	2,667	5,333	(12)	29.23	2/15/2021		—		—
	—	5,000	(13)	41.37	2/15/2022		—		—
	—	2,500	(14)	39.66	6/25/2022		—		—
	—	—		—	—		3,333	(15)	131,087

Brian McCollum	1,600	—		32.18	8/16/2013		—		—
	2,500	—		37.76	12/2/2014		—		—
	2,200	—		43.04	6/30/2015		—		—
	9,000	—		38.11	6/30/2016		—		—
	8,000	—		28.95	6/30/2018		—		—
	7,500	—		10.42	11/21/2018		—		—
	10,000	—		23.58	7/25/2019		—		—
	3,667	7,333	(12)	29.23	2/15/2021		—		—
	—	25,000	(13)	41.37	2/15/2022		—		—
	—	27,500	(14)	39.66	6/25/2012		—		—
	—	—		—	—		5,333	(15)	209,747
	—	—		—	—		17,500	(16)	688,275

Vicente Trelles	50,000	100,000	(17)	33.01	4/1/2021		—		—
	—	12,500	(13)	41.37	2/15/2022		—		—
	—	23,000	(14)	39.66	6/25/2022		—		—
	—	—		—	—		15,000	(16)	589,950

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Jeffrey M. Schumm	7,500	—		50.99	1/16/2017	—		—
	15,000	—		28.95	6/30/2018	—		—
	2,500	—		10.42	11/21/2018	—		—
	10,000	—		23.58	7/25/2019	—		—
	3,667	7,333	(12)	29.23	2/15/2021	—		—
	—	25,000	(13)	41.37	2/15/2022	—		—
	—	15,000	(14)	39.66	6/25/2022	—		—
	—	—		—	—	5,333	(15)	209,747
	—	—		—	—	13,500	(16)	530,955

Michael M. Finegan	50,000	—		38.11	6/29/2016	—		—
	22,300	—		44.97	6/29/2017	—		—
	20,000	—		28.95	6/30/2018	—		—
	10,000	—		23.49	8/19/2018	—		—
	5,000	—		18.44	2/23/2019	—		—
	20,000	—		25.01	6/30/2019	—		—
	20,000	—		25.01	7/25/2019	—		—
	4,334	8,666	(12)	29.23	2/15/2021	—		—
	—	12,500	(13)	41.37	2/15/2022	—		—
	—	23,000	(14)	39.66	6/25/2022	—		—
	—	—		—	—	6,666	(15)	262,174
	—	—		—	—	15,000	(16)	589,950

(1)	All options listed in this column were exercisable as of December 31, 2012.
(2)	All options listed in this column were not exercisable as of December 31, 2012.
(3)	As a result of Mr. Vaters’ termination of employment in March 2013, these options now expire on March 12, 2018.
(4)	As a result of Mr. Vaters’ termination of employment in March 2013, these options now expire on March 12, 2015.
(5)	These remaining unvested options originally were subject to vesting in two equal installments on February 15, 2013 and February 15, 2014. Half of these options subsequently vested on February 15, 2013, and half of these options subsequently accelerate vested in connection with Mr. Vaters’ termination of employment in March 2013. As a result of Mr. Vaters’ termination of employment, these options now expire on March 12, 2018.
(6)	These remaining unvested options originally were subject to vesting in two equal installments on June 15, 2013 and June 15, 2014. All of these options subsequently accelerated in connection with Mr. Vaters’ termination of employment in March 2013.
(7)	The options were originally subject to vesting in three equal installments on February 15, 2013, February 15, 2014 and February 15, 2015. One-third of these options subsequently vested on February 15, 2013, and two-thirds of these options subsequently accelerate vested in connection Mr. Vaters’ termination of employment in March 2013.
(8)	The options were originally subject to vesting in three equal installments on June 15, 2013, June 15, 2014 and June 15, 2015. All of these options were subsequently forfeited in connection with Mr. Vaters’ termination of employment in March 2013.
(9)	As a result of Mr. Vaters’ termination of employment in March 2013, these options now expire on September 8, 2013.

(10)	These remaining unvested shares of restricted stock were originally subject to vesting in two equal installments February 15, 2013 and February 15, 2014. One-half of these shares subsequently vested on February 15, 2013, and one-half of these shares subsequently accelerate vested in connection Mr. Vaters’ termination of employment in March 2013.
(11)	These unvested shares of restricted stock were originally subject to vesting in three equal installments on July 31, 2013, July 31, 2014 and July 31, 2015. 11,111 of these shares subsequently accelerate vested, and 28,889 of these shares were subsequently forfeited, in each case in connection with Mr. Vaters’ termination of employment in March 2013.
(12)	One-half of these remaining unvested options vested on February 15, 2013, and one-half of these options are subject to vesting on February 15, 2014.
(13)	One-third of these options vested on February 15, 2013, and one-third of these options are subject to vesting on each of February 15, 2014 and February 15, 2015.
(14)	One-third of these options are subject to vesting on each of June 15, 2013, June 15, 2014 and June 15, 2015.
(15)	One-half of these remaining unvested shares of restricted stock vested on February 15, 2013, and one half of these shares are subject to vesting on February 15, 2014.
(16)	These unvested shares of restricted stock are subject to vesting in three equal installments on July 31, 2013, July 31, 2014 and July 31, 2015.
(17)	One-half of these remaining unvested options vested on April 1, 2013, and one-half of these options are subject to vesting on April 1, 2014.

Unless stated otherwise in the footnotes above, all stock options vest equally in one-third increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company (subject to earlier vesting in the event of a change in control or certain termination events). For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Robert S. Vaters	—	—	5,667	234,444
Emily Buxton	19,167	348,166	1,667	68,964
Brian McCollum	—	—	2,667	110,334
Vicente Trelles	—	—	—	—
Jeffrey M. Schumm	—	—	2,667	110,334
Michael M. Finegan	35,000	854,708	3,334	137,928

(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2012. For any named executive officer not listed on the following table, no information was applicable. For more information about deferred compensation, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in 2012 ($)(1) (b)	Aggregate Earnings in 2012 ($) (d)	Aggregate Balance at December 31, 2012 ($)(2) (f)
Robert S. Vaters	—	152	104,662
Jeffrey M. Schumm	5,670	15,413	127,286
Michael M. Finegan		7,980	58,632

(1)	Represents the dollar amount of salary set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.
(2)	The amounts in the Aggregate Balance at December 31, 2012 column, other than earnings on deferred compensation and amounts described in footnote 1 above, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the officer was a named executive officer in prior proxy statements).

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Our employment agreements with our Named Executive Officers are described below.

Executive Employment Agreements with Named Executive Officers

Each of our currently employed named executive officers (as well as Mr. Mason) are employed pursuant to written employment agreements. Each of the agreements is with our operating subsidiary, Orthofix Inc. We guarantee the obligations of Orthofix Inc. under these agreements. The Company’s employment agreements with our executive officers contain substantially similar terms, other than certain terms that are particular to each individual, including title, level of pay, definitions of “good reason,” and other material differences noted below.

Each of the agreements provide for an initial term, with automatic one-year renewals on each anniversary thereafter unless either party notifies the other party of its intention not to renew within a specified time period prior to each renewal period. The current or renewal terms, as applicable, are July 1, 2014 for Mr. Mason and Ms. Buxton, and July 1, 2013 for each of Messrs. McCollum, Trelles, Schumm and Finegan. These agreements further provide that if a change of control (as that term is defined in each agreement) occurs within 2 years of the date on which the initial term expires, or during any renewal term, the agreement will automatically be extended for two years only from the change of control date (as that term is defined in each agreement).

Compensation

Under the agreements, each executive officer agrees to serve the Company and Orthofix Inc. in the capacities and for the compensation levels noted below. These dollar amounts reflect 2013 base salaries. Salary levels are reviewed annually by the Compensation Committee and may be further amended from time to time by the Committee. These salary levels may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive officer and does not reduce the executive officer’s base salary to a rate that is less than 90% of the executive officer’s then current base salary amount.

Name	Title	Current Base Salary (annualized)(1)
Bradley R. Mason	President and Chief Executive Officer	$580,000
Emily Buxton	Chief Financial Officer	$325,000
Brian McCollum	President, Global Spine Business Unit	$380,000
Vicente Trelles	Executive Vice President of Worldwide Operations and Shared Services	$410,040
Jeffrey M. Schumm	Senior Vice President, General Counsel and Corporate Secretary	$322,920
Michael M. Finegan	Senior Vice President, Corporate Development and President, Biologics	$343,021

(1)	Mr. Mason’s and Ms. Buxton’s amounts became effective on March 13, 2013 and April 1, 2013, respectively. All other amounts became in 2012.

Each of Messrs. Mason, McCollum, Trelles, Schumm and Finegan and Ms. Buxton participate in our annual incentive program. For 2013, the amount that can be earned by each such executive officer under our annual incentive program is based on the percentage of target goals that is determined to have been met by the Compensation Committee, which can range from 25 to 150 percent. The following table shows, for illustrative purposes, the bonus that each such executive officer is eligible to receive if 100% and 150%, respectively, of target performance goals are met for 2013:

Name	Bonus as Percentage of Base Salary if 100% of Target Performance Goals Are Met		Bonus as Percentage of Base Salary if 150% of Target Performance Goals Are Met
Bradley R. Mason	125	%(1)	187.5%
Emily Buxton	60	%(1)	90%
Brian McCollum	60%		90%
Vicente Trelles	60%		90%
Jeffrey M. Schumm	60%		90%
Michael M. Finegan	60%		90%

(1)	Amounts effective as of March 13, 2013 and April 1, 2013, respectively.

Amounts actually paid to each executive officer will depend on whether or not the various performance goals under the program are attained as determined by the Committee. In addition, each executive officer is eligible to receive additional bonus or incentive compensation as determined solely by the Committee from time to time, subject only to changes made by the Board of Directors. For a more detailed explanation of the Company’s annual incentive program, including targets met and amounts paid for 2012, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Cash Performance Based Incentives – Annual Incentive Program” and “Summary Compensation Table.”

In addition, these executive officers are eligible to receive stock option and restricted stock grants under the 2012 LTIP or other stock-based compensation plans that we may establish from time to time, including participation in the SPP. Under the agreements, the executive officers and their eligible dependents will generally be entitled to participate in our employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executive officers of the Company or by virtue of each executive officer’s position, salary, tenure and other qualifications. The agreements typically provide for a car allowance of $900 per month. In addition, Mr. Mason also receives certain temporary transition living and relocation assistance until October 1, 2013 in connection with his hiring and relocation to Lewisville, Texas in March 2013.

Termination

Each employment agreement may be terminated as follows:

•	By mutual written agreement of Orthofix Inc. and the executive officer;

•	Upon the executive officer’s death;

•

By Orthofix Inc. in the event the executive officer incurs a disability (as that term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive officer for “good reason” (as that term is defined in each agreement);

•	By Orthofix Inc. for “cause” (as that term defined in each agreement) or without cause; or

•	By the executive officer voluntarily.

For a description of potential payments upon termination or change of control, see “Potential Payments Upon Termination or Change of Control – Potential Payments to Bradley R. Mason, Emily Buxton, Brian McCollum, Vicente Trelles, Jeffrey M. Schumm and Michael M. Finegan.”

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions. This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of any member of the Company’s Parent Group and for a period of one year after the employment is terminated. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely. We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement, and are obligated to pay each executive’s reasonable attorneys’ and related fees, costs and expenses in certain circumstances in the event of a dispute.

Orthofix Inc.’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

Letter Agreement with Robert S. Vaters

On March 12, 20113, we entered into a letter agreement with Mr. Vaters, pursuant to which it was mutually agreed that Mr. Vaters’ employment with Orthofix would cease as of the close of business on March 12, 2013. Pursuant to the terms of this letter agreement, Mr. Vaters also resigned from our Board as of such date. While the parties agreed to terminate Mr. Vaters’ existing employment agreement by mutual written consent, the letter agreement provided that Mr. Vaters would be entitled to receive the compensation and other benefits provided for in the event of a termination by Orthofix without “cause” under his employment agreement. As a result, Mr. Vaters received the following severance benefits in connection with his separation from employment:

•	Payment of an additional 30 days of salary and living and car allowance benefits;

•	Payment for accrued and unused vacation;

•	Payment of Mr. Vaters’ previously approved incentive plan bonus for the 2012 calendar year ($86,580);

•	A lump sum cash severance payment in an amount equal to $2,584,000, which represents 200% of the “base amount” as defined in his employment agreement;

•

Eligibility for a 19.452% pro rata annual incentive program bonus for the 2013 fiscal year, to be determined by the Compensation Committee at the time 2013 annual incentive program bonus determinations are made for other senior executives of Orthofix;

•	The ability to continue certain welfare benefit plans until the earlier of March 12, 2015 or the date that he secures coverage from new employment; and

•

Accelerated vesting of certain Orthofix stock options and restricted stock, and an extended post-termination exercise period for certain Orthofix stock options, as set forth in Section 5.1(c) of his employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments to Bradley R. Mason, Emily Buxton, Brian McCollum, Vicente Trelles, Jeffrey M. Schumm and Michael M. Finegan

Termination

Under their employment agreements, each of Messrs. Mason, McCollum, Trelles, Schumm and Finegan and Ms. Buxton is generally entitled to receive the following in the event of termination as a result of death, disability, for good reason or without cause:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) payable within 30 days after the date of termination.

•

The pro-rata amount of any bonus plan incentive compensation for the fiscal year of the executive’s termination of employment (based on the number of business days he or she was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he or she would have received had his or her employment not been terminated during such year. This pro-rata amount is payable at the time such incentive compensation is paid to other senior executives of the Company (generally, before March 15 of the next year).

•

An amount equivalent to a multiple of the executive officer’s Base Amount payable within 30 days after the date of termination calculated as set forth in the employment agreement. The timing of such payment may be modified in accordance with Section 409A of the Internal Revenue Code. This multiple increases as described below for payments triggered following a change of control. “Base Amount” means an amount equal to the sum of:

(1)	the executive officer’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the greater or lesser, depending on the executive officer, of (a) the executive officer’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to the change of control or potential change of control (as those terms are defined in the employment agreement), in each case with adjustments made for eligibility and any partial years.

•

Continuation of certain basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for the executive and his or her dependents substantially similar to those being received immediately prior to termination for a limited amount of time.

•	A range of $12,500 to $25,000, depending on the executive, for outplacement fees incurred following the date of termination.

•

In addition, under Mr. Finegan’s agreement, certain stock options and restricted stock previously granted to him in 2011 will vest in full and be immediately exercisable, and any risk of forfeiture included in such restricted stock grants will immediately lapse. If his termination is for good reason or without cause, he will also possess an extended exercise period to exercise any outstanding vested stock options.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

Our employment agreements provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but it can result in increased payments in the event of termination for good reason or without cause during the change of control period (as that term is defined in the employment agreement). The multiple applicable to the executive officer’s Base Amount increases as described below for payments triggered following a change of control. The agreements do not alter any rights the executive officers may have under separate stock-based compensation plans or agreements with the Company, and which generally provide that all stock options immediately vest upon a change of control (as that term is defined under the 2004 LTIP and 2012 LTIP) without reliance on any other triggering event.

See “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Mason, McCollum, Trelles, Schumm and Finegan and Ms. Buxton upon his or her termination or upon a change of control pursuant to the terms of his or her respective employment agreements and related stock option agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2012 and the price per share of our common stock was $39.33, the closing market price as of that date. For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock-Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Bradley R. Mason	Termination for death, disability, good reason or without cause	$1,305,000	—	$15,000	$12,500	$1,332,500
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	—	—	—	—
	Termination for good reason or without cause within a change of control period	$1,957,500	—	$22,500	$12,500	$1,992,500

Emily Buxton	Termination for death, disability, good reason or without cause	$377,032	—	$7,771	$12,500	$397,303
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$92,500	—	—	$92,500
	Termination for good reason or without cause within a change of control period	$565,548	—	$11,657	$12,500	$589,705

Brian McCollum	Termination for death, disability, good reason or without cause	$466,278	$229,412	$14,491	$12,500	$722,681
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$830,205	—	—	$830,205
	Termination for good reason or without cause within a change of control period	$699,417	—	$21,737	$12,500	$733,654

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock-Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Vicente Trelles	Termination for death, disability, good reason or without cause	$506,992	$196,650	$11,088	$12,500	$727,230
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$589,950	—	—	$589,950
	Termination for good reason or without cause within a change of control period	$760,488	—	$16,633	$12,500	$789,621

Jeffrey M. Schumm	Termination for death, disability, good reason or without cause	$442,294	$176,985	$14,883	$12,500	$646,662
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$672,885	—	—	$672,885
	Termination for good reason or without cause within a change of control period	$663,441	—	$22,325	$12,500	$698,266

Michael M. Finegan	Termination for death, disability, good reason or without cause	$422,787	$196,650	$14,816	$25,000	$659,253
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$764,800	—	—	$764,800
	Termination for good reason or without cause within a change of control period	$634,181	—	$22,224	$25,000	$681,405

DIRECTOR COMPENSATION

Directors are traditionally elected each year at the Annual General Meeting of Shareholders, usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death or resignation.

The Board has adopted a director compensation philosophy providing for a 50th percentile goal for total director compensation. This philosophy is consistent with the total compensation philosophy applied to the compensation levels of the executive officers. Non-employee directors receive a mix of cash and equity-based compensation as consideration for serving on the Board. Current Board compensation levels were determined by the Board based upon consideration of a compensation analysis performed by Towers Watson in August 2012, which included a competitive market analysis to determine competitive compensation levels for our directors. Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors was below our peer group as compared to our preferred percentile goals.

Upon election or appointment to the Board, each Board member is currently entitled to an annual fee of $60,000 for his services, pro-rated for any partial year of service. Chairmen of Committees are entitled to additional compensation ranging from $5,000 to $15,000 for serving in those capacities, and the Chairman of the Board receives an annual fee of $220,000 in his role as chairman. We do not pay any other meeting fees. Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency. If a director does not elect to have his director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars. Directors are eligible to participate in our health and welfare programs on substantially the same terms as our other employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

In prior years, directors received grants of stock options under the 2004 LTIP. These grants typically included, subject to share availability, (i) a grant of 30,000 options, granted on the date of such director’s first election to the Board, with such options generally vesting in one-fifth increments over a 5-year period (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control), and (ii) a grant of 5,000 options, granted on the date of any re-election or re-appointment to the Board, with such options generally vesting in one-third increments on the anniversary of each grant (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control). In 2012, we did not make any grants of stock options to directors, but instead made a grant of 3,500 shares of restricted stock to each director under our new 2012 LTIP.

The following table provides information regarding director compensation during the fiscal year ended December 31, 2012.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)		Restricted Stock Awards (Number of Shares Granted)(1)	Grant Date Fair Value of Restricted Stock Awards ($)(1)(2) (c)	Option Awards(3) (d)	All Other Compensation ($) (g)	Total ($) (h)
James F. Gero – Chairman	220,000		3,500	143,535	—	—	363,535
Dr. Guy J. Jordan	70,000	(4)	3,500	143,535	—	—	213,535
Davey S. Scoon	75,000	(5)	3,500	143,535	—	—	218,535
Michael R. Mainelli	60,000		3,500	143,535	—	—	203,535
Maria Sainz	5,543	(6)	3,500	130,795	—	—	136,338
Dr. Walter P. von Wartburg	89,646	(7)	3,500	143,535	—	—	233,181
Kenneth R. Weisshaar	65,000	(8)	3,500	143,535	—	—	208,535

(1)	Each amount represents a single grant made and approved effective July 31, 2012, except in the case of Ms. Sainz, whose grant was made and approved effective November 27, 2012.
(2)	Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.
(3)	Unexercised outstanding option awards for the directors that were exercisable as of December 31, 2012 are as follows: Mr. Gero – 70,667; Dr. Jordan – 42,667; Mr. Scoon – 6,000; Mr. Mainelli – 19,667; Ms. Sainz – 0; Dr. von Wartburg – 48,667; and Mr. Weisshaar – 42,667.
(4)	Reflects $10,000 payment for service as Chairman of the Compensation Committee.
(5)	Reflects $15,000 payment for service as Chairman of the Audit Committee.
(6)	Compensation was pro-rated to reflect that Ms. Sainz rejoined the Board in November 2012.
(7)	Reflects payment in local currency.
(8)	Reflects $5,000 payment for service as Chairman of the Nominating and Governance Committee

EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in recent years has been the 2004 LTIP. In 2012, our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. Some current and former executive officers continue to hold outstanding awards under our previous Staff Share Option Plan, although we no longer grant awards under this plan. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these has been approved by our shareholders. We have also made inducement grants of stock options to new employees in reliance on the Nasdaq exception to shareholder approval for such grants. For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted-Average Exercise Price of Outstanding Options and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,645,955	(2)	35.49	1,897,258	(3)
Equity Compensation Plans Not Approved by Security Holders	300,000	(4)	29.03	—
Total	1,945,955		34.50	1,897,258

(1)	This column includes stock options and restricted stock. The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.
(2)	Options were granted pursuant to the following plans: the Staff Share Option Plan, the 2004 LTIP and the 2012 LTIP. There are currently no more shares available for issuance under the Staff Share Option Plan or 2004 LTIP.
(3)	Included are 487,192 registered shares available for issuance pursuant to the SPP and 1,410,066 shares remaining available for grant under the 2012 LTIP (in each case, as of December 31, 2012).
(4)	Reflects inducement grant stock options granted in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.

PROPOSAL 1: ELECTION OF DIRECTORS

The terms of office of each of our current seven directors, Messrs. Gero, Mainelli, Scoon and Weisshaar, Ms. Sainz, and Drs. Jordan and von Wartburg, will expire at the Annual General Meeting. The Board has nominated each of these directors to stand for re-election at the Annual General Meeting. In addition, we currently have one vacancy on the Board, and the Board has nominated our new President and Chief Executive Officer, Bradley R. Mason, to fill this vacancy.

If elected, all eight of these directors will hold office until the 2014 Annual General Meeting of Shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Directors Standing for Election

James F. Gero	Chairman of the Board of Directors

Mr. Gero, 68, became Chairman of Orthofix in 2004 and has been a director since 1998. He has been a director of publicly-traded companies Intrusion, Inc. and Drew Industries, Inc. since 2003 and 1992, respectively. He currently serves as Chairman of the compensation committee and member of the audit committee of Intrusion’s board of directors, and as lead independent director and member of both the compensation committee and audit committees of Drew Industries’ board of directors. He is also a private investor.

In addition to valuable institutional knowledge resulting from his long-standing service and leadership to the Company, Mr. Gero’s substantial history as a director of several public and private companies, as well as his prior executive experience as the chief executive officer of Sierra Technologies, Inc. and Varo, Inc., provides relevant governance and operational experience to Orthofix’s Board.

Dr. Guy J. Jordan, Ph.D.	Director

Dr. Jordan, 64, became a director of Orthofix in 2004. Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development. Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University. He also currently serves on the boards of private health care companies EndoGastric Solutions, Inc., Tangent Medical, Inc. and Catheter Connections, Inc.

The Board believes that Dr. Jordan’s current and past experience as an executive and board member of several medical device companies, as well as his accomplished academic background, brings valuable insight to the Board. In addition, he provides relevant knowledge and understanding of public company governance and compensation issues.

Michael R. Mainelli	Director

Mr. Mainelli, 51, became a director of Orthofix in August 2009. In March 2013 he became President and CEO and a director of Stanmore Implants Worldwide, Ltd, a global commercial stage orthopedics company focused on extreme orthopedics applications. From May 2009 to December 2011,he served as President and Chief Executive Officer of Active Implants Corporation, an early stage company developing a platform technology for orthopedic hip and knee markets, where he had also been a director since 2008. Between 2005 and 2006 he was an executive officer and Sector President, Medical Devices for Intermagnetics General Corporation. Between 1996 and 2004 he was an executive officer of Stryker Corporation, serving as President-Stryker Spine, President-Stryker Japan, and Vice President, Corporate Development and Assistant to the Chairman. Between 1984 and 1996 he was employed by GE in a variety of operations and marketing roles, ultimately serving as a marketing and product management executive in the Global Magnetic Resonance Imaging Business at GE Medical Systems, now called GE Healthcare. Mr. Mainelli holds a MBA from the University of Chicago, a MSE from the University of Pennsylvania, and a BSME from Northeastern University.

Mr. Mainelli has broad experience in the medical device industry, including an extensive background in the spine segment. As a result, he brings significant industry depth and valuable operating experience to the Board, especially in view of the Company’s expansion of operations in the spine segment over the last several years.

Bradley R. Mason	Director Nominee (and President and Chief Executive Officer)

Mr. Mason, 59, has been nominated by the Board to became a director of Orthofix at the Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 25 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, will bring unique and valuable insight to the Board.

Maria Sainz	Director

Ms. Sainz, 47, became a director of Orthofix in November 2012, after previously having served on our Board from June 2008 to September 2011. In May 2012, she became the President and Chief Executive Officer, and a director, of CardioKinetix Inc., a heart-related medical device company. From April 2008 to October 2011, she was President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporate in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until April 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz became a director of The Spectranetics Corporation, a publicly-traded medical device company, in November 2010.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

Davey S. Scoon	Director

Mr. Scoon, 66, became a director of Orthofix in August 2011. Mr. Scoon serves as Chairman of the Board of Directors of Tufts Health Plan, where he has been a director since 1981. He also serves as Chairman of the Board of Trustees of Allianz Funds, a registered investment company consisting of 22 mutual funds, where he has been a director since 2006. Mr. Scoon is the Chairman of the Audit Committee of pharmaceutical companies AMAG Pharmaceuticals, Inc. and Biodel Inc., where he has been a director since 2006 and 2012, respectively. He has been an Adjunct Assistant Professor at Tufts University School of Medicine since 2005. He also previously served as the Chairman of the Audit Committee of pharmaceutical companies NitroMed, Inc. and CardioKine, Inc., where he was a director from 2003 to 2009 and 2005 to 2012, respectively. He was also a member of the Board of Directors of Inotek Pharmaceuticals Corporation, a pharmaceutical company, from 2006 to 2009. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School. He is a lecturer at the University of Wisconsin-Madison.

The Board believes that Mr. Scoon’s financial, accounting, human resources, and risk management experience gained through the various executive and board positions he has held over the past thirty years provides the Board with valuable and highly specialized expertise and advice. In addition, the Board values his experience as a former chief financial officer, and qualifications as an “audit committee financial expert”, especially in connection with his service as the Chairman of the Company’s audit committee.

Dr. Walter P. von Wartburg	Director

Dr. von Wartburg,73, became a director of Orthofix in 2004. Since 1999, he has been a private legal practioner specializing in life sciences law in Basel, Switzerland. He is a partner at the “Law & Life Sciences” consultancy firm, which provides legal, communication and issues management advice to businesses in heavily regulated industries. He studied at the universities of Basel (Dr.iur.), Sorbonne Paris, Princeton and Harvard, where he earned his LL.M. He founded Medgate AG, a leading Swiss provider of medical information services which he managed as an Executive Chairman for ten years. He has also been a Professor of administrative law and public health policy at the Saint Gall Graduate School of Economics in Switzerland for 25 years. During his tenure he held top management positions with Ciba Pharmaceuticals and Novartis, in each case with a prime responsibility on health policy, legal and corporate matters. Presently, he serves as a director on the board of directors of Amorfix Life Sciences Ltd., a Canadian theranostics company developing therapeutic products and diagnostic devices targeting misfolded protein diseases including ALS, cancer, and Alzheimer’s Disease. His publications on numerous health care topics range from Drug Legislation to Gene Technology to Medical Reputation and Issues Management.

The Board values Mr. von Wartburg’s expertise in medical law and life sciences. His combined academic and corporate experience brings valuable interdisciplinary insights to the Board. As a non-U.S. director he also provides a welcome outside perspective to international business, based on his longstanding experience in the European Union.

Kenneth R. Weisshaar	Director

Mr. Weisshaar, 62, became a director of Orthofix International in 2004. From 2000 to 2002, Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc. Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson, a medical device company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and Vice President, Strategic Planning. Mr. Weisshaar earned a Bachelor of Science degree from Massachusetts Institute of Technology and an MBA from Harvard Business School. He also serves on the board, and as chair of the board’s audit committee, of CAS Medical Systems, Inc., a publicly traded manufacturer of medical devices for non-invasive patient monitoring. Prior to its acquisition in 2007, he also served for four years on the board of Digene Corporation, a publicly traded biotechnology company, where he was chair of the audit committee and a member of the compensation committee. Mr. Weisshaar also serves on the board of CenterLight Health System, one of the largest non-for-profit long-term care providers in New York State.

The Board believes that Mr. Weisshaar’s past operating experience as president of several global medical products businesses brings valuable operational and industry-specific insight to the Board. In addition, the Board values his experience as a former chief financial officer, and qualifications as an “audit committee financial expert”, especially in connection with his service on the Company’s audit committee.

The Board of Directors unanimously recommends that you vote “FOR”

the election of the foregoing nominees for director.

PROPOSAL 2: APPROVAL OF FINANCIAL STATEMENTS FOR THE YEAR

ENDED DECEMBER 31, 2012

Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2012.

Pursuant to Article 116 of Book 2 Civil Code of Curaçao, the Board is required to draw up the Company’s balance sheet and income statement within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting of Shareholders for approval.

A copy of the Company’s balance sheet and income statement at and for the year ended December 31, 2012 is included in our Annual Report, a copy of which accompanies this proxy statement, and in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. If you would like additional copies of our Annual Report or a copy of our Annual Report on Form 10-K, please contact our Investor Relations department.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2012.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

We are asking you to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2013. Ernst & Young LLP has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young LLP will be at the Annual General Meeting. The work performed by Ernst & Young LLP during 2012 and 2011 and the related fees are set forth below.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions that the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual General Meeting, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for 2013.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Ernst & Young LLP during the fiscal years ended December 31, 2012 and December 31, 2011:

	2012	2011
Audit Fees	$2,786,000	$2,554,000
Audit-Related Fees	$134,000	$30,000
Tax Fees	$877,000	$716,000
All Other Fees	$2,000	$2,000

Total	$3,799,000	$3,302,000

Audit Fees

Audit fees in 2012 and 2011 consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, as well as quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, statutory audits of our subsidiaries and services that are normally provided by the independent registered public accounting firm.

Audit-Related Fees

Audit-related fees in 2012 and 2011 consisted of the aggregate fees, including expenses, billed for assurance and related services and are not reported under “Audit Fees.” The 2012 and 2011 amounts reflect fees billed for employee benefit plan audits and due diligence services.

Tax Fees

Tax fees in 2012 and 2011 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All Other Fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2012 and 2011, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP. Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit Committee in advance of any engagement or (ii) pre-approved by the Chairman of the Audit Committee pursuant to authority delegated to him by the other independent members of the Audit Committee, in which case the Audit Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services and (iii) such services are approved by the Audit Committee prior to the completion of the audit engagement. In 2012 and 2011, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

In making its recommendation to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, the Audit Committee has considered whether the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held 11 meetings during the 2012 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2012 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. We also recommended the selection of Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2013 and, based on that recommendation, the Board has selected Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2013.

The Audit Committee

Davey S. Scoon, Chairman

Michael R. Mainelli

Kenneth R. Weisshaar

PROPOSAL 4: ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the Company’s Annual General Meeting of Shareholders held in August 2011, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views the advisory vote as a good corporate governance practice, and because at our 2011 annual meeting of shareholders more than 86% of the total votes cast were in favor of an annual advisory vote, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement for the 2013 Annual General Meeting.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

At the Company’s Annual General Meeting of Shareholders held in June 2012, approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. This followed a 98% vote in favor at the prior year’s meeting in 2011. The Committee believes this vote affirms shareholders’ support of the Company’s approach to executive compensation. The Committee evaluated the results of the 2012 say-on-pay proposal at its September 2012 meeting. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s subsequent decisions regarding our named executive officers’ compensation during 2012 and 2013, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 say-on-pay proposal voting results. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders.

Accordingly, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2014 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 30, 2013. Please address your proposals to: Chairman of the Board, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2014 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 22, 2014 of its intent to present a proposal at the 2014 Annual General Meeting of Shareholders.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Orthofix International N.V.

01N9YC

1	U P X +

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Annual Meeting Proxy Card

.

+

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

For Against Abstain

2. Approval of the balance sheet and income statement at and for the year ended December 31, 2012.

4. Approval of an advisory and non-binding resolution on

executive compensation.

For Against Abstain

3. Ratification of the selection of Ernst & Young as the

independent registered public accounting firm for

Orthofix and its subsidiaries for the fiscal year ending

December 31, 2013.

1. Election of Directors:

Mark here to WITHHOLD

vote from all nominees

Mark here to vote

FOR all nominees

For All EXCEPT—To withhold authority to vote for any

nominee(s), write the name(s) of such nominee(s) below.

01—James F. Gero 02—Guy J. Jordan 03—Michael R. Mainelli

04—Bradley R. Mason 05—Maria Sainz 06—Davey S. Scoon

07—Walter P. von Wartburg 08—Kenneth R. Weisshaar

Change of Address — Please print your new address below. Comments — Please print your comments below.

B Non-Voting Items

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IMPORTANT ANNUAL MEETING INFORMATION

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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ENDORSEMENT_LINE SACKPACK

Important notice regarding the internet availability of proxy materials for the Annual General Meeting of

Shareholders: the 2013 Proxy Statement and the 2012 Annual Report to Shareholders are available at:

http://ir.orthofix.com/investors/annuals.asp

? PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ?

Proxy — Orthofix International N.V.

ANNUAL GENERAL MEETING OF SHAREHOLDERS—JUNE 20, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey M. Schumm, Emily Buxton, Pete Pastorelle and Mark Quick, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of Orthofix International N.V. (the “Company”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held at

11 :00 a.m., local time, on June 20, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting.

(Continued and to be marked, dated and signed, on the other side)